Exhibit 10.1
INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT, dated as of the 21st day of February 2007 (this "Agreement"), is made by iSECUREtrac Corp., a Delaware corporation (“iSECUREtrac") in favor of and for the benefit of AHK Leasing, LLC and its principals (collectively, the "Indemnitee").

RECITALS

WHEREAS, iSECUREtrac entered into a contract with the State of New Jersey, effective as of January 10, 2007, for tracking devices and more fully described in said Contract #A67256—Tracking Devices: Sex Offender Monitoring Pilot (the “Contract”); and

WHEREAS, the State of New Jersey required that iSECUREtrac deliver a $500,000 performance bond to secure iSECUREtrac’s performance under the Contract; and

WHEREAS, Indemnitee entered into a General Contract of Indemnity (the “Contract of Indemnity”) in favor of Travelers Casualty and Surety Company of America (“Travelers”) to facilitate delivery by Travelers of a performance bond in favor of the State of New Jersey;

NOW, THEREFORE, in consideration of Indemnitee taking such action, iSECUREtrac hereby agrees as follows:

1. Basic Indemnification Arrangement. iSECUREtrac will indemnify and hold harmless Indemnitee, to the fullest extent permitted by applicable laws in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against all loss, cost and expense (including attorneys’ fees) of whatever kind (collectively, “Expenses”) relating to, resulting from or arising out of any threatened, pending or completed claim, action, suit or proceeding relating to Indemnitee’s obligations under the Contract of Indemnity (collectively, a “Claim”).

2. Guaranty Fee. In consideration of Indemnitee entering into the Contract of Indemnity, iSECUREtrac hereby agrees to pay Indemnitee a guaranty fee of $10,000. iSECUREtrac further acknowledges that it is responsible for all premiums and expenses relating to the Contract and performance bond.

3. Non-Exclusivity, Etc. The indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled by law or under any other agreement.

4. No Duplication of Payments. iSECUREtrac will not be liable under this Agreement to make any payment in connection with any indemnifiable loss made against Indemnitee to the extent Indemnitee has otherwise actually received payment (net of expenses incurred in connection therewith) under any insurance policy or otherwise of the amounts otherwise indemnifiable hereunder.

5. Defense of Claims. Indemnitee shall promptly notify iSECUREtrac of any third-party Claim which may result in an indemnifiable loss. The failure by Indemnitee to notify iSECUREtrac of such Claim will not relieve iSECUREtrac from any liability hereunder unless, and only to the extent that, iSECUREtrac did not otherwise learn of the Claim and such failure results in forfeiture by iSECUREtrac of material defenses, rights or insurance coverage. iSECUREtrac will be entitled to participate in the defense of any Claim or to assume the defense thereof, with counsel chosen by iSECUREtrac which shall be reasonably satisfactory to Indemnitee. iSECUREtrac will not, without the prior written consent of Indemnitee, effect any settlement of any threatened or pending Claim which Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes an unconditional release of Indemnitee from all liability on any claims that are the subject matter of such Claim.

6. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Nebraska, without giving effect to the principles of conflict of laws of such State.

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IN WITNESS WHEREOF, iSECUREtrac has executed this Agreement as of the date first above written.

ISECURE TRAC CORP., a Delaware corporation

By: /s/ David G. Vana
Name: David G. Vana
Title: Chief Financial Officer